Exhibit 99.1

NEWS RELEASE

RAMBUS REPORTS FOURTH QUARTER AND RECORD FULL YEAR FINANCIAL RESULTS

Revenue of $90.9 million and diluted income per share of $0.29 for the fourth quarter; revenue of $323.4 million and diluted income per share of $1.30 for the year

SUNNYVALE, Calif. – January 27, 2011 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today reported financial results for the fourth quarter and the fiscal year ended 2010.

Revenue for the fourth quarter of 2010 was $90.9 million, up 186% sequentially from the third quarter of 2010 primarily due to the revenue related to the Elpida, Renesas and Nvidia license agreements. As compared to the fourth quarter of 2009, revenue was up 195% primarily due to the revenue recognized from the agreements signed with Samsung and Elpida during 2010.  Revenue for the year ended December 31, 2010 was $323.4 million, up 186% over the prior year, which was also due to the agreements signed with Samsung and Elpida during 2010.

“2010 was a great year for Rambus.  We made tremendous progress, from the continued demonstration of our technology leadership to the execution of our licensing strategy,” said Harold Hughes, president and chief executive officer at Rambus.  “We estimate that the many licenses signed in 2010 may generate as much as $1.3 billion in royalties over the life of the agreements.”

Total operating costs and expenses for the fourth quarter of 2010 were $48.0 million, which included a $10.3 million gain related to the Samsung settlement, $7.3 million of stock-based compensation expenses and $0.8 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total operating costs and expenses for the third quarter of 2010 of $43.2 million, which included a $10.3 million gain related to the Samsung settlement, $7.5 million of stock-based compensation expenses and $1.2 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the fourth quarter of 2010 were $5.8 million, an increase of $1.2 million from the third quarter of 2010.

Total operating costs and expenses in the fourth quarter of 2009 were $47.5 million, which included $7.6 million of stock-based compensation expenses and $0.5 million for previous stock-based compensation restatement and related legal expenses.  General litigation expenses in the fourth quarter of 2010 decreased $4.7 million from the fourth quarter of 2009.

Total operating costs and expenses for the year ended December 31, 2010 were $96.5 million, which included a $126.8 million gain related to the Samsung settlement, $30.5 million of stock-based compensation expenses and $4.2 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total operating costs and expenses of $188.9 million for the prior year, which included $31.6 million of stock-based compensation expenses and a net recovery of $13.5 million of previous stock-based compensation restatement and related legal expenses. General litigation expenses for the year ended December 31, 2010 were $22.7 million, a decrease of $32.8 million from the prior year.

Interest and other expense, net, for the fourth quarter of 2010 was $5.2 million as compared to $4.6 million in the third quarter of 2010 and $7.2 million in the fourth quarter of 2009.  Interest and other expense, net, for the year ended December 31, 2010 was $18.8 million as compared to $16.9 million for the same period of 2009.

During the quarter ended December 31, 2010, the Company paid withholding taxes of $4.2 million. The Company recorded a provision for income taxes of $4.6 million for the fourth quarter of 2010, which is primarily comprised of the withholding taxes.  As the Company continues to maintain a valuation allowance against its U.S. deferred tax assets, the Company’s tax provision is based on its anticipated cash tax payments related to the quarter.  By comparison, the Company recorded a provision for income taxes of $4.4 million for the quarter ended September 30, 2010 and a benefit from income taxes of $0.6 million for the quarter ended December 31, 2009.

During the year ended December 31, 2010, the Company paid withholding taxes of $55.1 million. The Company recorded a provision for income taxes of $57.1 million for the year ended December 31, 2010, which is primarily comprised of the withholding taxes.  By comparison, the Company recorded a benefit from income taxes of $0.5 million for the year ended December 31, 2009.

Net income for the fourth quarter of 2010 was $33.1 million as compared to a net loss of $20.6 million in the third quarter of 2010 and a net loss of $23.3 million in the fourth quarter of 2009. Diluted net income per share for the fourth quarter of 2010 was $0.29 as compared to a net loss per share of $0.18 in the third quarter of 2010 and a net loss per share of $0.22 for the fourth quarter of 2009.

Net income for the year ended December 31, 2010 was $150.9 million as compared to a net loss of $92.2 million for the same period of 2009. Diluted net income per share for the year ended December 31, 2010 was $1.30 as compared to a net loss per share of $0.88 for the prior year.

Cash, cash equivalents, and marketable securities as of December 31, 2010 were $512.0 million, an increase of approximately $27.1 million from September 30, 2010.  Additionally, $17.9 million was used in the acquisition of a business and intellectual property during the fourth quarter of 2010.  The Company also paid $4.3 million of interest related to the 5% Convertible Senior Notes due 2014 during the fourth quarter of 2010.

The conference call discussing 2010 fourth quarter and year-end results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today.  A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers:
(800) 642-1687 (domestic) or (706) 645-9291 (international) with ID#36198129.

Forward Looking Statements

This press release contains forward-looking statements related to our estimates of aggregate payments under our various license agreements signed in 2010.  Actual results may differ materially from those contained in the forward-looking statements.  Please refer to the documents Rambus files with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q.  These SEC filings contain and identify important factors that could cause Rambus’ consolidated financial results to differ materially from those contained in Rambus’ forward-looking statements.  Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our Forms 10-K and 10-Q.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enriching the end-user experience of electronic systems. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Linda Ashmore
Public Relations
Rambus Inc.
(408) 462-8411
lashmore@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Press Release Financials	Rambus
1050 Enterprise Way, Suite 700
Sunnyvale, CA 94089

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$215,262	$289,073
Marketable securities	296,747	171,120
Accounts receivable	2,600	949
Prepaids and other current assets	10,898	8,700
Deferred taxes	2,420	129
Total current assets	527,927	469,971
Restricted cash	—	639
Deferred taxes, long-term	2,974	2,034
Intangible assets, net	40,986	21,660
Property and equipment, net	67,770	38,966
Goodwill	18,154	15,554
Other assets	5,361	7,045
Total assets	$663,172	$555,869

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,952	$8,972
Accrued salaries and benefits	31,634	6,435
Accrued litigation expenses	4,060	5,147
Other accrued liabilities	14,165	4,506
Convertible notes	—	136,032
Non-cash obligation for construction in progress	—	25,100
Total current liabilities	55,811	186,192
Long-term liabilities:
Convertible notes	121,500	112,012
Long-term imputed financing obligation	27,899	—
Other long-term liabilities	9,679	2,338
Total long-term liabilities	159,078	114,350
Contingently redeemable common stock	113,500	—
Total stockholders’ equity	334,783	255,327
Total liabilities and stockholders’ equity	$663,172	$555,869

Press Release Financials	Rambus
1050 Enterprise Way, Suite 700
Sunnyvale, CA 94089

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue:
Royalties	$90,242	$30,175	$320,155	$108,001
Contract revenue	679	641	3,235	5,006
Total revenue	90,921	30,816	323,390	113,007
Operating costs and expenses:
Cost of revenue (1)	1,911	1,397	6,937	6,876
Research and development (1)	25,028	16,975	92,706	67,252
Marketing, general and administrative (1)	30,602	28,598	119,475	128,199
Costs (recoveries) of restatement and related legal activities	797	542	4,190	(13,458)
Gain from settlement	(10,300)	—	(126,800)	—
Total operating costs and expenses	48,038	47,512	96,508	188,869
Operating income (loss)	42,883	(16,696)	226,882	(75,862)
Interest and other income (expense), net	(192)	581	861	4,085
Interest expense	(4,990)	(7,822)	(19,699)	(20,950)
Interest and other expense, net	(5,182)	(7,241)	(18,838)	(16,865)
Income (loss) before income taxes	37,701	(23,937)	208,044	(92,727)
Provision for (benefit from) income taxes	4,617	(644)	57,127	(541)
Net income (loss)	$33,084	$(23,293)	$150,917	$(92,186)
Net income (loss) per share:
Basic	$0.30	$(0.22)	$1.34	$(0.88)
Diluted	$0.29	$(0.22)	$1.30	$(0.88)
Weighted average shares used in per share calculation
Basic	111,530	105,727	112,456	105,011
Diluted	114,461	105,727	115,884	105,011

_________
(1) Total stock-based compensation expense for the three and twelve month periods ended December 31, 2010 and December 31, 2009 are presented as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Cost of revenue	$27	$96	$173	$1,002
Research and development	$2,423	$2,429	$10,165	$9,715
Marketing, general and administrative	$4,870	$5,042	$20,210	$20,868